EXHIBIT 15.1

August 11, 2003

Board of Trustees and Shareholders of ProLogis
Aurora, Colorado

Re: Registration Statements Nos. 33-92490, 333-38515, 333-74917, 333-79813, 333-86081, 333-43546, 333-43544, 333-36578, 333-04961, 333-60374, 333-63992, 333-95737, 333-75722, 333-88150, 333-102166 and 333-105717 on Form S-3 and Registration Statements Nos. 333-31421, 333-26597, 333-69001, 333-46700, 333-46698, 333-70274, 333-97895 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 21, 2003, except as to paragraphs 4, 6, 7 and 8 of note 4, which are as of August 8, 2003, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

San Diego, California